Exhibit 99.1
One Gateway Center, Suite 702, Newton, MA 02458 USA
NEWS
FOR IMMEDIATE RELEASE
Clinical Data, Inc. Delivers Strong Third Quarter Performance
- Total Revenue Grows 31% to $10.5 million -
- PGxHealth™ Predictive Test Revenue Grows 58% Driven by New Sales Force -
- Cogenics™ Revenue Grows 29% with Epidauros Acquisition -
-$77 Million Cash and Equivalents On-Hand at December 31, 2007 -
NEWTON, Mass. — February 14, 2008 — Clinical Data, Inc. (NASDAQ: CLDA), a leader in the development of targeted therapeutics and predictive tests from its growing portfolio of proprietary genetic biomarkers, today reported strong quarterly revenue growth in all of its businesses. Total revenues from continuing operations for the third quarter ended December 31, 2007 rose 31% to $10.5 million from $8.0 million for the three months ended December 31, 2006 on strong sales growth in both the PGxHealth and Cogenics business units.
“Our accomplishments reflect the fundamental value and broad applications of our expertise and intellectual property as well as our emergence as a pure play genomics company,” said Drew Fromkin, President & CEO. “With growing provider and payer acknowledgement of the benefits of our predictive tests, and the successful outcome of our pivotal Phase III clinical trial and identification of proprietary response markers for Vilazodone — our targeted drug candidate for the treatment of depression — we will aggressively pursue new opportunities to capitalize on our success. We will also remain keenly focused on advancing our clinical trials for Vilazodone and related genetic marker development program, growing revenues from our current predictive tests, introducing new tests, and identifying new opportunities to leverage our capabilities in the exciting area of personalized medicine.”
Highlights of the Third Quarter
     Achievement of Vilazodone Milestones
•	Initiated a long-term safety study for Vilazodone, the Company’s drug candidate for the treatment of depression. This study will test the long-term safety and tolerability of Vilazodone with patient enrollment now occurring at 40 sites in the United States. This follows the Company’s recent announcement that Vilazodone met its primary and associated secondary clinical endpoints in its first Phase III pivotal trial and that Clinical Data had identified proprietary drug response markers for Vilazodone. This accomplishment gave rise to the achievement of another milestone for the Company under its license agreement with Merck KGaA, resulting in a payment to Merck of approximately $3.6 million in Clinical Data stock. The Company plans to initiate its second Phase III pivotal study during the fourth fiscal quarter. The results of both the long-term safety study and the second Phase III pivotal study will be used to support a new drug application for Vilazodone expected to be filed by the Company with the U.S. Food and Drug Administration in 2009.
     Further Market Penetration Of PGxHealth Predictive Tests
•	Completed the first full quarter with new PGxHealth sales force in place. Revenue from PGxHealth’s predictive tests increased sequentially by 29% from the second quarter and by 58% from the same period a year ago.

•	Launched a new FAMILION® test for Catecholaminergic Polymorphic Ventricular Tachycardia (CPVT) mutations, an inherited and highly lethal cardiac channelopathy.

•	Applied to be an approved laboratory provider to all 50 state Medicaid programs with approval received in 10 states and with 25 additional states indicating that approval for coverage is pending.
          In addition, since December 31, 2007, the Company
•	Announced that its flagship FAMILION Long QT Syndrome (LQTS) test met the criteria for establishing the diagnosis of LQTS from The Blue Cross and Blue Shield Association Technology Evaluation Center.

•	Continued to build its PGxHealth management team to drive further growth and enhance its operations by appointing Meeta Patnaik, M.D., as Senior Vice President of Predictive Diagnostics Development, Marcia Lewis, Ph.D., as Vice President of Biomarker Development, and Bill Vernier as Vice President of Operations.

•	Leveraged its services expertise and knowledge and intellectual property relating to drug transport and metabolism markers forming a worldwide marketing agreement with Affymetrix (NASDAQ: AFFX). This agreement launches a new drug metabolism genotyping service using the Affymetrix Drug Metabolizing Enzymes and Transporter (DMET) Early Access solution. This solution is the world’s most comprehensive method for assaying the genetics of drug metabolism. The service will enable pharmaceutical customers to generate comprehensive genetic profiles of a patient’s metabolism genes to gain a better understanding of pharmacokinetics. Both Cogenics and Epidauros will offer the DMET services on a global basis, with limited exclusivity in Europe.

•	Entered into a new multi-year agreement with Norwich, UK-based John Innes Centre (JIC) under which Cogenics will provide JIC with gene expression and other genomics services in a solutions-oriented approach that will help the JIC enhance its leading-edge plant science and microbiology research.

Cogenics has opened up a new market opportunity by translating primary research data into a research tool of benefit to both commercial and academic sectors.
Financial Results
Total revenues from continuing operations for the third quarter ended December 31, 2007 rose 31% to $10.5 million from $8.0 million for the three months ended December 31, 2006.
Revenue for the three months ended December 31, 2007 from PGxHealth’s predictive tests increased 58% to $1.3 million from $810,000 for the same period a year ago and sequentially by 29% from the second quarter. This quarter represented the first full quarter of performance from the new sales representatives hired by the Company. Overall, PGxHealth revenue rose 52% to $1.4 million for the three months ended December 31, 2007 compared to $939,000 for the same period a year ago.
Cogenics revenue for the third quarter ended December 31, 2007 rose 29% to $9.1 million from $7.1 million for the three months ended December 31, 2006. Excluding revenue from Icoria, Cogenics revenue increased 23% to $7.3 million for the three months ended December 31, 2007 compared to the same period a year ago. Sequentially, the Cogenics division revenue grew 20% after normalizing for the anticipated wind down of Icoria revenue. This growth was fueled by the inclusion of revenue from the newly acquired Epidauros regulated services business and some of its higher margin business lines. Including the impact of Icoria grant revenue, sequential third quarter Cogenics revenue increased 14%. Revenue from Icoria’s product lines is expected to cease by fiscal year-end.
The Company’s overall gross margin was 30% for the three months ended December 31, 2007 as compared to 38% for the third quarter ended December 31, 2006. Gross margins were impacted by sales of lower margin sequencing services within Cogenics and increased labor costs associated with processing higher volumes of Cogenics services and PGxHealth predictive tests. In order to improve operational efficiencies and reduce costs as test and genomics service volumes grow, the Company has made significant investments in laboratory information systems (LIMS) and laboratory automation technologies. These investments are designed to ensure the scalability of its operations without a disproportionate reliance on increasing its labor force. The Company expects that these investments will lead to improved operating margins as PGxHealth predictive test and other service revenues continue to grow.
The Company reported a loss from continuing operations for the three months ended December 31, 2007 of $13.9 million compared to $6.2 million in the same period a year ago. The increased loss was due to higher research and development expense related to the $3.6 million equity milestone payment to Merck, $1.9 million primarily related to the new PGxHealth sales and marketing force, the inclusion of Epidauros operating expenses, and increased stock-based compensation expense.

The loss for the three month period ended December 31, 2007 included non-cash items of $3.1 million related to depreciation, amortization and stock-based compensation and $7.6 million of research and development expense primarily driven by ongoing development of Vilazodone and including the Merck milestone payment. For the same period a year ago, the loss included non-cash items of $3.4 million related to depreciation, amortization and stock-based compensation and $3.6 million of research and development expense related to the Vilazodone pivotal trials.
For the three months ended December 31, 2007, the Company reported a basic and diluted loss of $0.66 per share from continuing operations compared to a basic and diluted loss of $0.43 per share for the same period a year ago. Basic and diluted weighted average shares outstanding were 20.9 million at December 31, 2007 and 14.5 million at December 31, 2006.
The Company finished the quarter with cash and marketable securities totaling $76.9 million. This figure includes proceeds from the fiscal third quarter sale of Vital Scientific and Electa Lab for $15.0 million and $2.5 million, respectively.
About Clinical Data, Inc.
Clinical Data, Inc. is unlocking the potential of molecular discovery from Targeted Science to Better Healthcare™. Its PGxHealth™ division focuses on proprietary biomarker and pharmacogenetic test development as well as targeted therapeutics to help predict drug safety and efficacy, thereby reducing health care costs and improving clinical outcomes. Its Cogenics™ division provides genomics services to both research and regulated environments. Through these divisions, Clinical Data is leveraging advances in molecular discovery to provide tangible benefits for patients, doctors, scientists and health plans worldwide. Visit the Company’s website at www.clda.com for more information.
For More Information
Clinical Data, Inc.
EVC Group, Inc.
Douglas Sherk (investors)
+1-415-896-6820
Julie Huang (investors)
+1-646-443-6963
Steve DiMattia (media)
+1-646-201-5445

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information about Clinical Data that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements regarding: our ability to successfully introduce our new pharmacogenetic and molecular diagnostics products and services; our ability to expand our long-term business opportunities; our ability to maintain normal terms with our customers and partners; financial projections and estimates and their underlying assumptions; and statements regarding future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether our PGxPredict™ pharmacogenomics tests and Cogenics molecular services offerings will gain wide acceptance in the market; whether Vilazodone will advance further in the clinical trials process and whether and when, if at all, Vilazodone will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether Vilazodone will be successfully marketed if approved ;the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; general economic downturns; and other risks contained in our various SEC reports and filings, including but not limited to our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007 and our Current Reports on Form 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(In thousands, except per share amounts)	2007	2006	2007	2006
Revenue	$10,509	$7,999	$26,207	$24,463
Cost of revenue	7,313	4,985	19,925	15,047

Gross profit	3,196	3,014	6,282	9,416

Operating expenses:
Sales and marketing	2,903	1,036	6,984	3,409
Research and development	7,754	3,737	12,522	9,529
General and administrative	7,025	5,073	19,508	18,349

Total operating expenses	17,682	9,846	39,014	31,287

Loss from operations	(14,486)	(6,832)	(32,732)	(21,871)
All other income/(expense), net	484	789	1,399	696

Loss from continuing operations before taxes	(14,002)	(6,043)	(31,333)	(21,175)
Benefit from (provision for) income taxes	133	(201)	(54)	30

Loss from continuing operations	(13,869)	(6,244)	(31,387)	(21,145)
Income (loss) from discontinued operations	9,521	(28)	10,744	568

Net loss applicable to common stockholders	$(4,348)	$(6,272)	$(20,643)	$(20,577)

(Loss) income per basic and diluted share:
Continuing operations	$(0.66)	$(0.43)	$(1.72)	$(1.52)
Discontinued operations	0.45	—	0.58	0.04

Net loss	$(0.21)	$(0.43)	$(1.12)	$(1.48)

Weighted average shares: basic and diluted	20,937	14,544	18,403	14,001

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	March 31,
(In thousands)	2007	2007
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$76,903	$14,071
Accounts receivable, net	6,907	5,501
Inventories, prepaid expenses and other current assets	2,750	3,099
Assets of discontinued operations	—	22,332

Total current assets	86,560	45,003

Property, plant and equipment, net	7,355	5,311
Goodwill & intangible assets, net	42,194	30,729
Other assets, net	1,109	720
Assets of discontinued operations	—	5,727

TOTAL ASSETS	$137,218	$87,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$1,733	$1,552
Accounts payable, accrued expenses and other liabilities	13,339	11,499
Liabilities of discontinued operations	—	14,934

Total current liabilities	15,072	27,985

Long-Term Liabilities	4,672	8,785

Stockholders’ Equity	117,474	50,720

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$137,218	$87,490